Exhibit 99.2

Amarin Appoints Tom Reilly as New Chief Financial Officer

— Experienced Executive Brings More Than Twenty Years of Global Financial Leadership to Amarin —

— Michael W. Kalb to Depart Amarin to Pursue Other Interests —

DUBLIN, Ireland and BRIDGEWATER, N.J., June 6, 2022 – Amarin Corporation plc (NASDAQ:AMRN) today announced the appointment of Tom Reilly as Chief Financial Officer, effective June 20, 2022. The appointment follows the resignation of Michael W. Kalb who will leave the Company to pursue other interests after a brief transition period.

“We are delighted to welcome Tom Reilly to the Amarin executive leadership team. Tom’s significant financial leadership experience across large global pharma and biotechnology companies as well as his proven track record leading financial planning and analysis within international and commercial operations will be a great asset to Amarin as we expand around the world. I look forward to working closely with Tom to execute on our European and international objectives,” said Karim Mikhail, president and chief executive officer of Amarin. “I would like to thank Mike for his years of service to Amarin. On behalf of the entire Amarin team, I wish him continued success in his future endeavors.”

“Tom’s appointment exemplifies our commitment to enhance our leadership team and board with the right talent to support the Company’s BOLD vision to stop cardiovascular disease from being a leading cause of death worldwide,” concluded Mr. Mikhail.

“I am excited to be joining Amarin at this important juncture in the Company’s global expansion, and I look forward to bringing my experiences to bear in executing disciplined financial management and leadership that will support the Company’s growth in the years to come,” said Mr. Reilly.

Tom Reilly is an experienced senior leader with significant expertise in corporate and commercial finance in the pharmaceutical and biotechnology sectors. Most recently, he served as Chief Financial Officer for Cara Therapeutics, where he was responsible for leading all aspects of Cara’s financial operations and planning. Prior to his role at Cara, Mr. Reilly served as Head of Finance for the U.S. General Medicines unit at Allergan, where he led all financial management for that business. Prior to Allergan, Mr. Reilly spent 14 years with Novartis where he served in roles of increasing responsibility, including Finance Head for the Novartis Oncology Development unit, CFO for Novartis Pharma Austria, Financial Controller for Novartis USA’s Pharmaceutical Division as well as a series of roles supporting Novartis’ financial planning and analysis and accounting. Earlier in his career, Mr. Reilly served in financial planning and finance roles at Pharmacia.

Mr. Reilly holds a Bachelor of Science in Finance from Manhattan College and a Master of Business Administration in Accounting from Seton Hall University.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our scientific research foundation to our focus on clinical trials, and now our global commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin, in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to rethinking cardiovascular risk through the advancement of scientific understanding of the impact on society of significant residual risk that exists beyond traditional therapies, such as statins for cholesterol management.

Availability of Other Information About Amarin

Amarin communicates with its investors and the public using the company website (www.amarincorp.com) and the investor relations website (investor.amarincorp.com), including but not limited to investor presentations and FAQs, Securities and Exchange Commission (“SEC”) filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. securities laws. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the SEC, including Amarin’s annual report on Form 10-K for the year ended December 31, 2021, and quarterly report on Form 10-Q for the quarter ended March 31, 2022. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Investor Relations Amarin Corporation plc

investor.relations@amarincorp.com (investor inquiries)

Media Inquiries:

Mark Marmur

Corporate Communications, Amarin Corporation plc

PR@amarincorp.com (media inquiries)